EXHIBIT C

SELLER NONCOMPETITION AGREEMENTS

SELLER NONCOMPETITION AGREEMENT

THIS SELLER NONCOMPETITION AGREEMENT (this "**Agreement**"), dated as of _____________, 2012 (the "**Commencement Date**"), is entered into by and between InPatient Consultants of Florida, Inc., a Florida corporation (the "**IPC Buyer**"), and Inpatient Clinical Solutions, Inc., a Nevada corporation ("**Seller**"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement (as defined below) unless the context otherwise requires.

RECITALS

A. IPC Buyer and Seller, inter alia, are parties to an Asset Purchase Agreement ("**Asset Purchase Agreement**") pursuant to which IPC Buyer is purchasing certain of the assets of Seller.

B. The Asset Purchase Agreement provides that IPC Buyer and Seller will enter into this Agreement at the closing of the transactions contemplated by the Asset Purchase Agreement.

C. The agreements of Seller hereunder are an essential aspect of the transactions under the Asset Purchase Agreement, and IPC Buyer would not consummate such transactions absent execution and delivery by Seller of this Agreement.

D. The transactions under the Asset Purchase Agreement will redound to the benefit of Seller.

E. Seller is willing to provide IPC Buyer certain noncompetition agreements and covenants for the benefit of IPC Buyer and its Affiliates.

NOW, THEREFORE, in further consideration of the execution of the Asset Purchase Agreement and in consideration of the foregoing, the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Noncompetition and Nonsolicitation

1.1 For purposes of this Agreement, the business of Seller, IPC Buyer and any Affiliates of IPC Buyer (the "**Business**") shall mean any of the following: (i) the arranging for and/or the provision of Facilities-based medical care and associated services on a referral or consulting basis for patients of other Providers or for patients who do not have a primary care physician, while such patients are in Facilities; (ii) the arranging for and/or provision of more than a Provider's pro rata share of emergency room, department, or Facility coverage at a Facility if a Provider is required to provide such coverage by the Facility's medical staff bylaws, policies, or procedures generally applicable to members of such Facility's medical staff; (iii) the arranging for and/or provision of emergency room, department, or Facility coverage at a Facility which does not require such coverage by its medical staff bylaws, policies, or procedures; (iv) the development and implementation of programs to provide and/or manage Facilities-based medical care; and (v) the provision of billing, management or other services or software to any

such programs. The definition of "**Business**" shall not include the arranging for and/or provision of medical care and associated services by a Provider for patients in a skilled nursing facility, nursing home, assisted living facility, hospice or adult care home where such Provider is acting as a primary care physician. For a period of thirty-six (36) months from the Commencement Date (the "**Restricted Period**") at any Facility within a fifty (50) mile radius of any Facility at which Seller is engaged in the Business as of the Closing Date or at any other Facility in the State of Florida at which IPC Buyer or an Affiliate of IPC Buyer engages in the Business (the "**Restricted Territory**"), Seller agrees it shall not engage in the Business and shall not at any time directly or indirectly, alone or in association with others, own any interest in, manage, operate, control, or be connected in any manner directly or indirectly with the ownership, management, operation or control of any Facility engaging in the Business, including, without limitation, serving as an agent, associate, Affiliate, consultant, partner, co-venturer, independent contractor or investor of a Facility engaged in the Business (other than as a less than five percent (5%) equity owner of a Facility).

1.2 For the Restricted Period, Seller agrees not to directly or indirectly solicit, hire, or contract with any of the current or former referral sources, Facilities, patients, customers, staff employees, contractors, consultants, or clients of Seller, IPC Buyer, or any Affiliates of IPC Buyer with the purpose of obtaining, using, or having a business relationship with any of them in or for the benefit of a business competitive with or similar to the Business.

1.3 As consideration for Seller's agreements set forth herein, IPC Buyer shall enter in to the Asset Purchase Agreement with Seller and such others who are parties thereto.

1.4 If, in any arbitration or judicial proceeding, the arbitrator(s) or court shall refuse to enforce all of the covenants contained in <u>Sections 1.1</u> and <u>1.2</u> hereof because the time limit is too long, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any arbitration or judicial proceeding, the arbitrator(s) or court shall refuse to enforce all of the covenants contained in <u>Sections 1.1</u> and <u>1.2</u> hereof because they are more extensive (whether as to geographic area, scope of business, or otherwise) than necessary to protect any of the Business and goodwill and trade secrets of IPC Buyer or its Affiliates, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

2. <u>Miscellaneous</u>

2.1 The rights and remedies of the parties hereunder are not exclusive of, or limited by, or in limitation of, any other rights or remedies which IPC Buyer or Seller may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative. Without limiting the generality of the foregoing, the rights and remedies hereunder, and the obligations and liabilities of IPC Buyer and Seller hereunder, are in addition to any other rights or remedies under law.

2.2 This Agreement shall be binding upon all of the parties hereto and their respective heirs, personal representatives, successors and assigns.

2.3 Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provision hereof and any present or future statute, law, ordinance, or regulation, the latter shall prevail, but the provisions of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect. This Agreement is made under and shall be construed pursuant to the laws of the State of Florida.

2.4 This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not a signatory to the original or the same counterparts. This Agreement may be executed and delivered by facsimile transmission with confirmation of received transmission or other electronic means which faithfully reproduces the original with same effect as if a manually signed original were personally delivered.

2.5 This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings with respect thereto. No representation, promise, inducement or statement of intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement not so set forth herein.

2.6 This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties to be bound by any such modification, amendment, supersession, cancellation or waiver.

2.7 Seller acknowledges that the covenants set forth herein are made in exchange for good and valuable consideration provided to Seller. Seller represents and warrants to IPC Buyer that the Restricted Territory includes the geographic area in which Seller operates the Business. The parties hereto agree that the scope and nature of the covenants contained in Sections 1.1 and 1.2 above are fair and reasonable and that the time periods and scope specified therein name the fair, appropriate, minimum and reasonable time, geographic area and scope of business necessary to protect IPC Buyer and its Affiliates.

2.8 The parties to this Agreement agree that (i) the provisions of Sections 1.1 and 1.2 are reasonable and necessary to protect the legitimate interests of IPC Buyer and its Affiliates; (ii) that any violation of such Sections 1.1 and 1.2 shall result in irreparable injury to IPC Buyer and its Affiliates; (iii) if Seller breaches any of the terms set forth in this Agreement, the damages to IPC Buyer and its Affiliates will be substantial, although difficult to ascertain, and money damages will not afford IPC Buyer or its Affiliates an adequate remedy; and (iv) if Seller is in breach of any one or more of provisions of this Agreement, or threatens a breach thereof, IPC Buyer and its Affiliates shall be entitled, in addition to all other rights and remedies as may be provided under this Agreement or by law, to specific performance, injunctive and other equitable relief to prevent or restrain a breach of this Agreement.

2.9 If Seller fails to perform any of its obligations under this Agreement, Seller shall pay all reasonable expenses, including reasonable attorney's fees, which may be incurred by IPC Buyer or, as a third-party beneficiary, any of its Affiliates, in enforcing this Agreement.

2.10 This Agreement is in addition to the Asset Purchase Agreement and IPC Buyer's rights and remedies under this Agreement and under the Asset Purchase Agreement shall be independent, separate and distinct, and at the option of the IPC Buyer, cumulative.

2.11 Arbitration. The parties agree to submit any controversy, claim, or dispute arising out of or relating to the interpretation, performance, or breach of this Agreement, including the scope of this arbitration provision and the parties' compliance with their obligations under this Section 2.11, to binding arbitration administered by the American Arbitration Association ("**AAA**") in its Ft. Lauderdale, Florida regional office in accordance with AAA Rules and Procedures, as modified by the specific provisions set forth in this Section 2.11. In the event of any conflict between AAA Rules and Procedures and the specific provisions set forth in this Section 2.11, the provisions of this Section 2.11 shall prevail.

(a) Notice of Grievance. Before submitting any controversy, claim, or dispute to arbitration, any parties claiming to be aggrieved shall deliver to the other parties, in the same manner provided in this Agreement for the delivery of notices, a written statement of the alleged grievance identifying any documents then reasonably known to that party that support the grievance and the relief requested or proposed. If, within thirty (30) days after delivery of the written statement of grievance, the other parties do not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, then the parties claiming to be aggrieved may demand arbitration in accordance with this Section 2.11.

(b) Selection of Arbitrator. The arbitration shall take place before a single arbitrator who shall be selected jointly by both parties. If the parties are unable to agree within fifteen (15) days each party shall submit a list of three arbitrators from the AAA panel to the other party. Each party may strike two (2) from the list. AAA shall make the final selection of the arbitrator from the two remaining names.

(c) Power of Arbitrator. In addition to all other powers the arbitrator enjoys under this Agreement, AAA Rules and Procedures, AAA Code of Ethics, and the laws of the State of Florida, the arbitrator expressly shall have all jurisdiction and power to make rulings as to procedures for the conduct for the arbitration; to declare rights of the parties, and to grant temporary and permanent injunctive and other equitable relief; to order specific performance of contractual obligations; to grant compensatory and punitive damages; to determine the admissibility, relevance, materiality, and weight of any evidence offered by any of the parties (provided, that mere affidavits without the ability of a party to examine the affiant shall not be admissible); and to take any interim measure with respect to the subject matter in dispute, including but not limited to, measures to facilitate or compel discovery and measures to conserve the rights, funds, goods or materials forming the subject matter in dispute. The decision of the arbitrator shall be in accordance with the substantive laws of the State of Florida. The parties may apply for confirmation and/or enforcement of any arbitration award hereunder to

the Courts of the State of Florida or of such other state, locality, country or territory as may have jurisdiction over the party or parties subject to the award.

(d) Discovery. Each party shall have the right to conduct discovery in the manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts.

(e) Arbitrator's Award. The arbitrator's award shall state the factual and legal basis for the award. The arbitrator's award shall be final and binding on the parties, and judgment on the award may be entered in any court of competent jurisdiction.

(f) Cost of Arbitration. The cost of the arbitration, including arbitrator's fees, shall initially be shared equally by the parties. The arbitrator shall award the prevailing party costs of the arbitration in the award, including the prevailing party's legal fees. The term "costs" includes the fees of the arbitrator, but remains within the sole discretion of the arbitrator as to the awarding of any specific item (other than reasonable attorneys' fees and costs).

3. Notices

3.1 Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered by hand, within one (1) business day of facsimile with receipt confirmed or forty-eight (48) hours after deposit in the United States mail, registered or certified, postage prepaid, return receipt requested, addressed as follows:

If to the IPC Buyer, to:	c/o IPC The Hospitalist Company, Inc. 4605 Lankershim Boulevard, Suite 617 North Hollywood, CA 91602 Facsimile: 818-766-3999 Attention: Chief Executive Officer
With copies to: (which shall not constitute notice):	IPC The Hospitalist Company, Inc. 4605 Lankershim Boulevard, Suite 617 North Hollywood, CA 91602 Facsimile: 818-509-8186 Attention: Vice President of Legal Affairs
If to Seller, to:	Inpatient Clinical Solutions, Inc. 7551 Wiles Road, Suite 104 Coral Springs, FL 33067
With copies to: (which shall not constitute notice)	James Dodrill, Esq. The Law Office of James Dodrill, P.A.

5800 Hamilton Way
Boca Raton, FL 33496
Tel: (561) 862-0529
Fax: (561) 892-7787
Jim@JimDodrill.com

3.2 Each of the parties shall be entitled to specify a different address by giving notice in writing as aforesaid to the others.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Commencement Date.

IPC BUYER: **INPATIENT CONSULTANTS OF FLORIDA, INC.**

____

Adam Singer, M.D.
President

SELLER: **INPATIENT CLINICAL SOLUTIONS, INC.**

____

Osnah Bloom
President

(Signature page to Seller Noncompetition Agreement)